Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE:	News
July 1, 2005	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES AGREEMENT FOR FINANCING

Company to launch rights offering for existing shareholders

Proposed transaction requires shareholder approval

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced it has entered into an agreement with Dolphin Direct Equity Partners, LP, a New York-based private equity fund, to raise up to $16,000,000 through the sale of preferred stock. The transaction involves 160,000 shares of newly issued Series AA Convertible Preferred Stock priced at $100 per share. Each share of preferred stock initially will be convertible into 100 shares of ACT common stock at a conversion price of $1.00 per common share. The preferred shares will receive a 4.225% quarterly increase in stated value, which also will be subject to a closing date adjustment for changes in net assets.

The Company will seek shareholder approval of this transaction in order to comply with NASDAQ rules requiring shareholder approval for certain issuances of more than 20% of a Company’s issued and outstanding common stock. Upon receiving shareholder approval, the first of two closings is scheduled to take place.

At the initial closing, ACT will receive $8,040,000 in gross proceeds (including advances under a possible bridge financing prior to the first closing) in exchange for the issuance of 80,400 shares of Series AA Preferred Stock. Upon the completion of the initial closing, the Company will appoint directors selected by Dolphin to a majority of seats on the Company’s Board of Directors, and Dolphin will have the right to majority representation on the Company’s Board of Directors in the future.

Following the completion of the initial closing, the Company will initiate a rights offering to its shareholders, which first must be registered with the Securities and Exchange Commission. Once the registration statement for the rights offering is effective, an additional 79,960 shares of Series AA Preferred Stock will be offered for sale on a pro rata basis to the Company’s existing shareholders. In the event less than the full 79,960 shares are purchased in the rights offering, Dolphin and any other initial investors will act as standby purchasers with respect to the unsold balance. Investors in a private offering in September 2004 hold participation rights that would entitle them, if exercised, to participate one-third in the offering.

The Company will use the proceeds from the sale of the Series AA Preferred stock primarily to restructure its balance sheet to eliminate its subordinated debt and several other secured credit obligations, totaling approximately $12 million. The balance of the net proceeds will be used for working capital.

ACT Teleconferencing’s CEO Gene Warren said, “Eliminating our sub-debt and its interest will greatly strengthen our balance sheet and increase our cash flow. This transaction is a critical part of our strategy to improve our Company, following our earlier steps of reducing costs and reorganizing our global operations.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in the private placement or rights offering, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus that the Company intends to file with the Securities and Exchange Commission as part of a registration statement. The Company has not yet filed a registration statement with the SEC relating to the rights offering.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, the ability to obtain shareholder approval of the proposed issuance of preferred stock, the ability of the Company to satisfy all other required conditions to the closings of the offering, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-235-6772; e-mail: lkaiser@acttel.com